Exhibit 99.1
REALOGY REPORTS FOURTH QUARTER AND FULL YEAR
2021 FINANCIAL RESULTS

MADISON, N.J. (February 17, 2022) - Realogy Holdings Corp. (NYSE: RLGY), the largest full-service residential real estate services company in the United States, today reported financial results for the fourth quarter and full year ended December 31, 2021.
"Realogy delivered an extraordinary year of financial and operational results. Powerful market share gains, greater profitability, consistent strategic execution and technology progress all combined to deliver the strongest financial results in Company history," said Ryan Schneider, Realogy's chief executive officer and president. "We are carrying that momentum into 2022 as Realogy moves to the next chapter of our transformation: propelling growth and innovation."

"Realogy achieved record financial performance in 2021, delivering $8 billion of revenue and $902 million in Operating EBITDA and massively transforming our balance sheet," said Charlotte Simonelli, Realogy's executive vice president, chief financial officer, and treasurer. "Our financial discipline enabled us to grow the top and bottom line and make strategic investments in the business, all while generating impressive free cash flow to fuel our future growth."
Full Year 2021 Highlights
•Generated Revenue of $8 billion, an increase of 28% or $2 billion year-over-year.
•Reported Net income of $343 million and basic earnings per share of $2.95.
•Generated Operating EBITDA of $902 million, an increase of $176 million year-over-year (See Table 5b).
•Increased combined closed transaction volume 29% year-over-year with improvement across both Owned Brokerage and Franchise businesses.
•Industry leading 16.4% market share improved over 100 basis points vs. 2020.
•Generated Free Cash Flow of $553 million, a decrease of $2 million vs. last year (See Table 7).
•Strengthened the balance sheet reducing net debt by $420 million from December 31, 2020 with a Net Debt Leverage Ratio of 2.4x (See Table 8b) and Senior Secured Leverage Ratio of negative 0.29x (See Table 8a).
•Owned Brokerage agent count grew 6% year-over-year and continued to maintain strong retention levels.
•Strong cost management with $85 million in cost savings achieved in 2021.
•Advanced new strategic partnerships designed to unlock future growth, including our RealSure joint venture with Home Partners of America, our planned title insurance underwriter joint venture with Centerbridge, and our new luxury auction joint venture with Sotheby’s.
Fourth Quarter 2021 Highlights
•Generated Revenue of $2 billion, an increase of 4% or $85 million year-over-year.
•Reported Net income of $47 million and basic earnings per share of $0.40, an increase of $29 million or $0.24 per share vs. prior year.
•Generated Operating EBITDA of $157 million, a decrease of $49 million year-over-year. (See Table 5a).
•Generated Free Cash Flow of $95 million vs. $268 million for the corresponding quarter last year (See Table 7).

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021

•Combined closed transaction volume increased 3% year-over-year.
Q4 and Full Year 2021 Financial Highlights
The following tables set forth Realogy’s financial highlights for the periods presented (in millions, except per share data) (unaudited):

	Three Months Ended December 31,
	2021	2020	Change	% Change
Revenue	$1,974	$1,889	$85	4%
Operating EBITDA [1]	157	206	(49)	(24)
Net income attributable to Realogy	47	18	29	161
Adjusted net income [2]	46	79	(33)	(42)
Earnings per share	0.40	0.16	0.24	150
Adjusted earnings per share [2]	0.39	0.68	(0.29)	(43)
Free Cash Flow [3]	95	268	(173)	(65)
Net cash provided by operating activities	$154	$330	$(176)	(53)%

Select Key Drivers
Realogy Franchise Group 4 5
Closed homesale sides	281,680	312,335		(10)%
Average homesale price	$440,751	$389,555		13%
Realogy Brokerage Group [5]
Closed homesale sides	90,661	97,930		(7)%
Average homesale price	$667,188	$590,351		13%
Realogy Title Group
Purchase title and closing units	40,111	40,802		(2)%
Refinance title and closing units	10,999	19,765		(44)%

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021

	Year Ended
	2021	2020	Change	% Change
Revenue	$7,983	$6,221	$1,762	28%
Operating EBITDA [1]	902	726	176	24
Net income (loss) attributable to Realogy	343	(360)	703	195
Adjusted net income [2]	364	231	133	58
Earnings (loss) per share	2.95	(3.13)	6.08	194
Adjusted earnings per share [2]	3.13	2.01	1.12	56
Free Cash Flow [3]	553	555	(2)	—
Net cash provided by operating activities	$643	$748	$(105)	(14)%

Select Key Drivers
Realogy Franchise Group 4 5
Closed homesale sides	1,163,036	1,090,345		7%
Average homesale price	$424,436	$355,214		19%
Realogy Brokerage Group [5]
Closed homesale sides	371,135	333,736		11%
Average homesale price	$657,307	$553,081		19%
Realogy Title Group
Purchase title and closing units	163,187	144,271		13%
Refinance title and closing units	56,675	62,887		(10)%
_______________
Footnotes:
1 See Tables 5a and 5b. Operating EBITDA is defined as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations), income taxes, and other items that are not core to the operating activities of the Company such as restructuring charges, former parent legacy items, gains or losses on the early extinguishment of debt, impairments, gains or losses on discontinued operations and gains or losses on the sale of investments or other assets.
2 See Table 1a. Adjusted Net income (loss) is defined as net income (loss) before mark-to-market interest rate swap adjustments, former parent legacy items, restructuring charges, (gain) loss on the early extinguishment of debt, impairments and the tax effect of the foregoing adjustments. Adjusted earnings (loss) per share is Adjusted net income (loss) divided by the weighted average common and common equivalent shares outstanding.
3 See Table 7. Free Cash Flow is defined as net income (loss) attributable to Realogy before income tax expense (benefit), net of payments, net interest expense, cash interest payments, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, impairments, (gain) loss on the early extinguishment of debt, working capital adjustments and relocation receivables (assets), net of change in securitization obligations.
4 Includes all franchisees except for Realogy Brokerage Group.
5 The Company's combined homesale transaction volume growth (transaction sides multiplied by average sale price) increased 3% compared with the fourth quarter of 2020 and increased 29% compared with the year ended 2020.
2022 Financial Guidance
Realogy expects Operating EBITDA for full year 2022 in the range of $800 to $850 million based on year-over-year mid-single digit homesale transaction volume growth, closing of the pending sale of the Company’s title insurance underwriter, continued investment in strategic initiatives, absorption of increased agent commission costs, and achievement of targeted realized cost savings in 2022. This guidance is subject to macroeconomic uncertainties as well as changes in housing market conditions.
The Company expects a return to historical seasonality patterns in 2022 (which have experienced disruption since the onset of the COVID-19 crisis in March 2020). Consistent with typical seasonality patterns, and with the first quarter typically being the smallest earnings quarter of our year, the Company forecasts that Operating EBITDA generated in the first quarter of 2022 will be well below the unseasonably high Operating EBITDA delivered in the first quarter of 2021.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021

Capital Allocation and New Share Repurchase Authorization
Realogy today announced that its Board of Directors has authorized a new share repurchase program for up to $300 million of the Company’s common stock. Repurchases may be made at management's discretion from time to time on the open market or through privately negotiated transactions. The actual timing, number and value of shares repurchased will be determined by Company management and may fluctuate based on a number of factors, including, but not limited to, the Company's priorities for the use of cash, price, market and economic conditions, and legal and contractual requirements (including compliance with the terms of the Company's debt agreements). The repurchase program has no time limit and may be suspended or discontinued at any time.
"Given the meaningful progress we have made on our capital allocation priorities, as we enter the next chapter of our transformation we are excited about the opportunity created by our strong momentum to shift focus towards investing in growth, delivering value to our shareholders, and reinforcing our industry leadership," added Simonelli.
Balance Sheet
The Company ended the year with cash and cash equivalents of $735 million*. Total corporate debt, including the short-term portion, net of cash and cash equivalents (net corporate debt), totaled $2.3 billion at December 31, 2021. The Company's Net Debt Leverage Ratio was 2.4x at December 31, 2021 (see Table 8b).
On January 10, 2022, we issued $1,000 million of 5.25% Senior Notes due in 2030. On February 4, 2022, the Company used the net proceeds from the issuance, together with cash on hand, to redeem in full both the $550 million of 9.375% Senior Notes and $550 million of 7.625% Senior Secured Second Lien Notes, each at a redemption price of 100% plus the applicable "make whole" premium together with accrued interest to the redemption date on both such notes.
A consolidated balance sheet is included as Table 2 of this press release.
______________
* includes approximately $150 million of cash held as statutory reserves by our title insurance underwriter but excludes restricted cash.
Investor Conference Call
Today, February 17, at 4:30 p.m. (ET), Realogy will hold a conference call via webcast to review its full year 2021 results and provide a business update. The webcast will be hosted by Ryan Schneider, chief executive officer and president, and Charlotte Simonelli, chief financial officer, and will conclude with an investor Q&A period with management.
Investors may access the conference call live via webcast at ir.realogy.com or by dialing (833) 646-0499 (toll free); international participants should dial (918) 922-3007. Please dial in at least 5 to 10 minutes prior to start time. A webcast replay also will be available on the website.
About Realogy Holdings Corp.
Realogy (NYSE: RLGY) is moving the real estate industry to what’s next. As the leading and most integrated provider of U.S. residential real estate services encompassing franchise, brokerage, relocation, and title and settlement businesses as well as a mortgage joint venture, Realogy supported approximately 1.5 million home transactions in 2021. The company’s diverse brand portfolio includes some of the most recognized names in real estate: Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, Corcoran®, ERA®, and Sotheby’s International Realty®. Using innovative technology, data and marketing products, high-quality lead generation programs, and best-in-class learning and support services, Realogy fuels the productivity of its approximately 196,700 independent sales agents in the U.S. and approximately 136,700 independent sales agents in 118 other countries and territories, helping them build stronger businesses and best serve today’s consumers. Recognized for ten consecutive years as one of the World’s Most Ethical Companies, Realogy has also been designated a Great Place to Work four years in a row, named one of LinkedIn’s 2021 Top Companies in the U.S., and honored on the Forbes list of World’s Best Employers 2021.
Forward-Looking Statements

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021

Certain statements in this press release constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Holdings Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "potential" and "plans" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
The following include some, but not all, of the factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements: adverse developments or the absence of sustained improvement in the U.S. residential real estate markets, either regionally or nationally, which could include, but are not limited to factors that could impact homesale transaction volume, such as: continued or accelerated declines in inventory or a decline in the number of home sales, increases in mortgage rates or inflation or tightened mortgage standards, reductions in housing affordability, changes in consumer preferences, including weakening in the consumer trends that have benefited us since the second half of 2020, and stagnant or declining home prices; adverse developments or the absence of sustained improvement in macroeconomic conditions (such as business, economic or political conditions) on a global, domestic or local basis, which could include, but are not limited to economic contraction in the U.S. economy and fiscal and monetary policies of the federal government and its agencies, particularly those that may result in unfavorable changes to the interest rate environment and tax reform; the impact of evolving competitive and consumer dynamics, which could include, but are not limited to: our share of the commission income generated by homesale transactions may continue to shift to affiliated independent sales agents or otherwise erode due to market factors, our ability to compete against traditional and non-traditional competitors (including but not limited to, virtual brokerages, iBuying and home swap business models or other providers of disruptive products and services, in particular those competitors with access to significant third-party capital that may prioritize market share over profitability), and meaningful decreases in the average broker commission rate; adverse impacts from the COVID-19 crisis (due to the impact of virus mutations or otherwise), including amplification of risks to our business, adverse economic consequences, or the reinstatement of significant limitations on normal business operations; our ability to execute our business strategy and achieve growth, including our efforts to: recruit and retain productive independent sales agents, attract and retain franchisees or renew existing franchise agreements without reducing contractual royalty rates or increasing the amount and prevalence of sales incentives, develop or procure products, services and technology that support our strategic initiatives, realize the expected benefits from our existing or future joint ventures and strategic partnerships, simplify and modernize our business and achieve or maintain a beneficial cost structure or savings and other benefits from our cost-saving initiatives, generate a meaningful number of high-quality leads for independent sales agents and franchisees, or complete or integrate acquisitions and joint ventures or effectively manage divestitures; our geographic and high-end market concentration; the operating results of affiliated franchisees (and their ability to pay franchise and related fees); continued consolidation among our top 250 franchisees; difficulties in the business or changes in the licensing strategy of, or disagreements or complications in our relationships with, the owners of the two brands we do not own; the loss of (or significant reduction in volume from) our largest real estate benefit program client or multiple significant relocation clients; the failure of third-party vendors or partners to perform as expected or our failure to adequately monitor them; our reliance on information technology to operate our business and maintain our competitiveness; further disruption in the residential real estate brokerage industry related to listing aggregators market power and concentration; industry structure changes that disrupt the functioning of the residential real estate market (including as a result of legal or regulatory developments or revisions to the rules of multiple listing services or NAR); satisfaction of the closing conditions for the planned sale of our title insurance underwriter and our ability to achieve the anticipated benefits of the transactions; adverse effects on our operations or liquidity due to our substantial indebtedness, including with respect to our interest obligations, the negative covenant restrictions contained in our debt agreements, and our ability to refinance or repay our indebtedness or incur additional indebtedness; risks related to the issuance of our 0.25% Exchangeable Senior Notes and exchangeable note hedge and warrant transactions, including the potential impact on the value of our common stock and counterparty risk; our failure or alleged failure to comply with laws, regulations and regulatory interpretations and any changes or stricter interpretations of any of the foregoing (whether through private litigation or governmental action), including but not limited to: (1) antitrust laws and regulations, (2) the

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021

Real Estate Settlement Procedures Act ("RESPA") or other federal or state consumer protection or similar laws, (3) state or federal employment laws or regulations that would require reclassification of independent contractor sales agents to employee status, (2) privacy or data security laws and regulations and (4) privacy or data security laws and regulations; cybersecurity incidents; impairment of our goodwill and other long-lived assets; severe weather events or natural disasters, including increasing severity or frequency of such events, or other catastrophic events, including public health crises, such as pandemics and epidemics; the accuracy of market forecasts and estimates and our ability to grow at similar rates; and significant fluctuations in our stock price, including in connection with share repurchase programs. Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings "Forward-Looking Statements" and "Risk Factors" in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 and our Annual Report on Form 10-K for the year ended December 31, 2020, and our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events except as required by law.
Non-GAAP Financial Measures
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release. See Tables 1a, 8a, 8b and 9 for definitions of these non-GAAP financial measures and Tables 1a, 5a, 5b, 6a, 6b, 7, 8a and 8b for reconciliations of the historical non-GAAP financial measures to their most comparable GAAP terms.
Because of the forward-looking nature of the Company’s forecasted non-GAAP financial measure, specific quantifications of the amounts that would be required to reconcile forecasted Operating EBITDA to forecasted net income are not determinable without unreasonable efforts. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. The Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

NAR data referenced herein is based on NAR’s most recent public estimates, which are subject to review and revision. Factors that may impact the comparability of the Company's homesale statistics to NAR are outlined in the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 and its Annual Report on Form 10-K for the year ended December 31, 2020.

Investor Contacts:	Media Contacts:
Alicia Swift	Trey Sarten
(973) 407-4669	(973) 407-2162
alicia.swift@realogy.com	trey.sarten@realogy.com

Danielle Kloeblen	Gabriella Chiera
(973) 407-2148	(973) 407-5236
danielle.kloeblen@realogy.com	Gabriella.Chiera@realogy.com

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    7
Table 1

REALOGY HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues
Gross commission income	$1,502	$1,442	$6,118	$4,669
Service revenue	302	281	1,180	983
Franchise fees	130	130	521	419
Other	40	36	164	150
Net revenues	1,974	1,889	7,983	6,221
Expenses
Commission and other agent-related costs	1,186	1,107	4,753	3,527
Operating	439	405	1,669	1,473
Marketing	70	60	263	215
General and administrative	117	147	441	412
Former parent legacy cost, net	—	—	1	1
Restructuring costs, net	3	20	17	67
Impairments	1	72	4	682
Depreciation and amortization	52	52	204	186
Interest expense, net	43	38	190	246
Loss on the early extinguishment of debt	—	—	21	8
Other expense (income), net	2	(5)	(15)	(5)
Total expenses	1,913	1,896	7,548	6,812
Income (loss) before income taxes, equity in losses (earnings) and noncontrolling interests	61	(7)	435	(591)
Income tax expense (benefit)	8	6	133	(104)
Equity in losses (earnings) of unconsolidated entities	4	(33)	(48)	(131)
Net income (loss)	49	20	350	(356)
Less: Net income attributable to noncontrolling interests	(2)	(2)	(7)	(4)
Net income (loss) attributable to Realogy Holdings	$47	$18	$343	$(360)

Earnings (loss) per share attributable to Realogy Holdings shareholders:
Basic earnings (loss) per share	$0.40	$0.16	$2.95	$(3.13)
Diluted earnings (loss) per share	$0.39	$0.15	$2.85	$(3.13)
Weighted average common and common equivalent shares of Realogy Holdings outstanding:
Basic	116.6	115.5	116.4	115.2
Diluted	120.4	118.2	120.2	115.2

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    8
Table 1a
REALOGY HOLDINGS CORP.
NON-GAAP RECONCILIATION
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(In millions, except per share data)
We present Adjusted net income (loss) and Adjusted earnings (loss) per share because we believe these measures are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our operating results.
Adjusted net income (loss) is defined by us as net income (loss) before: (a) mark-to-market interest rate swap adjustments, whose fair value is subject to movements in LIBOR and the forward yield curve and therefore are subject to significant fluctuations; (b) former parent legacy items, which pertain to liabilities of the former parent for matters prior to mid-2006 and are non-operational in nature; (c) restructuring charges as a result of initiatives currently in progress; (d) impairments; (e) the (gain) loss on the early extinguishment of debt that results from refinancing and deleveraging debt initiatives and (f) the tax effect of the foregoing adjustments. The gross amounts for these items as well as the adjustment for income taxes are shown in the table below.
Adjusted earnings (loss) per share is Adjusted net income (loss) divided by the weighted average common and common equivalent shares outstanding.
Set forth in the table below is a reconciliation of Net income (loss) to Adjusted net income for the three-month periods and years ended December 31, 2021 and 2020:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss) attributable to Realogy Holdings	$47	$18	$343	$(360)
Addback:
Mark-to-market interest rate swap (gains) losses	(6)	(8)	(14)	51
Former parent legacy cost, net	—	—	1	1
Restructuring costs, net	3	20	17	67
Impairments (a)	1	72	4	682
Loss on the early extinguishment of debt	—	—	21	8
Adjustments for tax effect (b)	1	(23)	(8)	(218)
Adjusted net income attributable to Realogy Holdings	$46	$79	$364	$231

Earnings (loss) per share attributable to Realogy Holdings:
Basic earnings (loss) per share:	$0.40	$0.16	$2.95	$(3.13)
Diluted earnings (loss) per share:	$0.39	$0.15	$2.85	$(3.13)

Adjusted earnings per share attributable to Realogy Holdings:
Adjusted basic earnings per share:	$0.39	$0.68	$3.13	$2.01
Adjusted diluted earnings per share:	$0.38	$0.67	$3.03	$2.01

Weighted average common and common equivalent shares outstanding:
Basic:	116.6	115.5	116.4	115.2
Diluted:	120.4	118.2	120.2	115.2
_______________
(a)Reflects non-cash impairment charges related to goodwill and other assets. The three months ended December 31, 2020 primarily include a goodwill impairment charge of $22 million related to Cartus Relocation Services and an impairment charge of $34 million related to Cartus Relocation Services' trademarks. Non-cash impairments for the year ended December 31, 2020 primarily include:
•a goodwill impairment charge of $413 million related to Realogy Brokerage Group;
•$133 million of impairment charges during the nine months ended September 30, 2020 (while Cartus Relocation Services was held for sale) to reduce the net assets to the estimated proceeds;
•an impairment charge of $34 million related to Cartus Relocation Services' trademarks;
•an impairment charge of $30 million related to Realogy Franchise Group's trademarks; and
•a goodwill impairment charge of $22 million related to Cartus Relocation Services.
(b)Reflects tax effect of adjustments at the Company's blended state and federal statutory rate.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    9
Table 2
REALOGY HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$735	$520
Restricted cash	8	3
Trade receivables (net of allowance for doubtful accounts of $11 and $13)	123	128
Relocation receivables	139	139
Other current assets	183	154
Total current assets	1,188	944
Property and equipment, net	310	317
Operating lease assets, net	453	450
Goodwill	2,923	2,910
Trademarks	687	685
Franchise agreements, net	1,021	1,088
Other intangibles, net	171	188
Other non-current assets	457	352
Total assets	$7,210	$6,934
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$130	$128
Securitization obligations	118	106
Current portion of long-term debt	10	62
Current portion of operating lease liabilities	128	129
Accrued expenses and other current liabilities	666	600
Total current liabilities	1,052	1,025
Long-term debt	2,940	3,145
Long-term operating lease liabilities	417	430
Deferred income taxes	353	276
Other non-current liabilities	256	291
Total liabilities	5,018	5,167
Commitments and contingencies
Equity:
Realogy Holdings preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Realogy Holdings common stock: $0.01 par value; 400,000,000 shares authorized, 116,588,430 shares issued and outstanding at December 31, 2021 and 115,457,067 shares issued and outstanding at December 31, 2020	1	1
Additional paid-in capital	4,947	4,876
Accumulated deficit	(2,712)	(3,055)
Accumulated other comprehensive loss	(50)	(59)
Total stockholders' equity	2,186	1,763
Noncontrolling interests	6	4
Total equity	2,192	1,767
Total liabilities and equity	$7,210	$6,934

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    10
Table 3
REALOGY HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2021	2020
Operating Activities
Net income (loss)	$350	$(356)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	204	186
Deferred income taxes	72	(114)
Impairments	4	682
Amortization of deferred financing costs and debt discount (premium)	18	11
Loss on the early extinguishment of debt	21	8
Gain on the sale of business, net	(11)	—
Equity in earnings of unconsolidated entities	(48)	(131)
Stock-based compensation	29	39
Mark-to-market adjustments on derivatives	(14)	51
Other adjustments to net income (loss)	(3)	(5)
Net change in assets and liabilities, excluding the impact of acquisitions and dispositions:
Trade receivables	4	(4)
Relocation receivables	—	64
Other assets	(10)	29
Accounts payable, accrued expenses and other liabilities	17	220
Dividends received from unconsolidated entities	51	101
Other, net	(41)	(33)
Net cash provided by operating activities	643	748
Investing Activities
Property and equipment additions	(101)	(95)
Payments for acquisitions, net of cash acquired	(26)	(1)
Proceeds from the sale of business	15	23
Investment in unconsolidated entities	(39)	(5)
Other, net	4	(12)
Net cash used in investing activities	(147)	(90)
Financing Activities
Net change in Revolving Credit Facility	—	(190)
Repayments of Term Loan A Facility and Term Loan B Facility	(1,490)	—
Proceeds from issuance of Senior Notes	905	—
Proceeds from issuance of Senior Secured Lien Notes	—	550
Redemption and repurchase of Senior Notes	—	(550)
Proceeds from issuance of Exchangeable Senior Notes	403	—
Payments for purchase of Exchangeable Senior Notes hedge transactions	(67)	—
Proceeds from issuance of Exchangeable Senior Notes warrant transactions	46	—
Amortization payments on term loan facilities	(10)	(43)
Net change in securitization obligations	12	(99)
Debt issuance costs	(20)	(15)
Cash paid for fees associated with early extinguishment of debt	(11)	(7)
Taxes paid related to net share settlement for stock-based compensation	(9)	(5)
Other, net	(34)	(43)
Net cash used in financing activities	(275)	(402)
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	(1)	1
Net increase in cash, cash equivalents and restricted cash	220	257
Cash, cash equivalents and restricted cash, beginning of period	523	266
Cash, cash equivalents and restricted cash, end of period	$743	$523

Supplemental Disclosure of Cash Flow Information
Interest payments (including securitization interest of $4 and $5 respectively)	$188	$209
Income tax payments, net	64	—

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    11
Table 4a

REALOGY HOLDINGS CORP.
2021 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	December 31, 2021
Realogy Franchise Group (a)
Closed homesale sides	244,698	320,463	316,195	281,680	1,163,036
Average homesale price	$394,000	$430,756	$427,052	$440,751	$424,436
Average homesale broker commission rate	2.47%	2.46%	2.44%	2.43%	2.45%
Net royalty per side	$382	$418	$401	$421	$406
Realogy Brokerage Group
Closed homesale sides	74,993	103,945	101,536	90,661	371,135
Average homesale price	$608,960	$678,978	$662,006	$667,188	$657,307
Average homesale broker commission rate	2.43%	2.43%	2.42%	2.41%	2.42%
Gross commission income per side	$15,393	$17,053	$16,633	$16,573	$16,486
Realogy Title Group
Purchase title and closing units (b)	32,502	45,563	45,011	40,111	163,187
Refinance title and closing units (c)	19,806	13,730	12,140	10,999	56,675
Average fee per closing unit (d)	$2,348	$2,720	$2,801	$2,962	$2,709
_______________
(a)Includes all franchisees except for Realogy Brokerage Group.
(b)Purchase title and closing units for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 were revised to reflect a decrease of 1,326, 1,812 and 1,993 units, respectively. The change was for the number of units only and did not impact revenue.
(c)Refinance title and closing units for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 were revised to reflect a decrease of 661, 742 and 696 units, respectively. The change was for the number of units only and did not impact revenue.
(d)With the change in units noted above, Average fee per closing unit for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 was updated to reflect an increase of $86, $112 and $126, respectively.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    12
Table 4b

REALOGY HOLDINGS CORP.
2020 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	December 31, 2020
Realogy Franchise Group (a)
Closed homesale sides	203,188	238,085	336,737	312,335	1,090,345
Average homesale price	$322,465	$321,308	$367,095	$389,555	$355,214
Average homesale broker commission rate	2.47%	2.49%	2.48%	2.46%	2.48%
Net royalty per side	$316	$324	$367	$383	$353
Realogy Brokerage Group
Closed homesale sides	62,541	71,375	101,890	97,930	333,736
Average homesale price	$533,813	$503,935	$563,513	$590,351	$553,081
Average homesale broker commission rate	2.41%	2.43%	2.44%	2.42%	2.43%
Gross commission income per side	$13,597	$12,863	$14,315	$14,725	$13,990
Realogy Title Group
Purchase title and closing units (b)	27,949	31,110	44,410	40,802	144,271
Refinance title and closing units (c)	8,487	16,888	17,747	19,765	62,887
Average fee per closing unit (d)	$2,343	$2,130	$2,312	$2,366	$2,291
_______________
(a)Includes all franchisees except for Realogy Brokerage Group.
(b)Purchase title and closing units for the quarters ended March 31, 2020, June 30, 2020, September 30, 2020, December 31, 2020 and for the year ended December 31, 2020 were revised to reflect a decrease of 775, 918, 1,378, 1,784 and 4,855 units, respectively. The change was for the number of units only and did not impact revenue.
(c)Refinance title and closing units for the quarters ended March 31, 2020, June 30, 2020, September 30, 2020, December 31, 2020 and for the year ended December 31, 2020 were revised to reflect a decrease of 412, 660, 640, 725 and 2,437 units. The change was for the number of units only and did not impact revenue.
(d)With the change in units noted above, Average fee per closing unit for the quarters ended March 31, 2020, June 30, 2020, September 30, 2020, December 31, 2020 and for the year ended December 31, 2020 was updated to reflect an increase of $74, $68, $73, $94 and $78.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    13
Table 5a
REALOGY HOLDINGS CORP.
NON-GAAP RECONCILIATION - OPERATING EBITDA
THREE MONTHS ENDED DECEMBER 31, 2021 AND 2020
(In millions)
Set forth in the tables below is a reconciliation of Net income attributable to Realogy Holdings to Operating EBITDA for the three-month periods ended December 31, 2021 and 2020:

	Three Months Ended December 31,
	2021	2020
Net income attributable to Realogy Holdings	$47	$18
Income tax expense	8	6
Income before income taxes	55	24
Add: Depreciation and amortization	52	52
Interest expense, net	43	38
Restructuring costs, net (a)	3	20
Impairments (b)	1	72
Loss on the sale of business, net	3	—
Operating EBITDA	$157	$206
The following table reflects Revenue, Operating EBITDA and Operating EBITDA margin by reportable segments:

	Revenues (c)		$ Change	% Change	Operating EBITDA		$ Change	% Change	Operating EBITDA Margin		Change
	2021	2020			2021	2020			2021	2020
Realogy Franchise Group	$306	$298	8	3	$175	$173	2	1	57%	58%	(1)
Realogy Brokerage Group	1,522	1,461	61	4	(7)	23	(30)	(130)	—	2	(2)
Realogy Title Group (d)	246	226	20	9	30	58	(28)	(48)	12	26	(14)
Corporate and Other	(100)	(96)	(4)	(c)	(41)	(48)	7	15
Total Company	$1,974	$1,889	85	4	$157	$206	(49)	(24)	8%	11%	(3)
The following table reflects Realogy Franchise and Brokerage Groups' results before intercompany royalties and marketing fees, as well as on a combined basis to show the Operating EBITDA contribution of these business segments to the overall Operating EBITDA of the Company:

	Revenues		$ Change	% Change	Operating EBITDA		$ Change	% Change	Operating EBITDA Margin		Change
	2021	2020			2021	2020			2021	2020
Realogy Franchise Group (e)	$206	$202	4	2	$75	$77	(2)	(3)	36%	38%	(2)
Realogy Brokerage Group (e)	1,522	1,461	61	4	93	119	(26)	(22)	6	8	(2)
Realogy Franchise and Brokerage Groups Combined	$1,728	$1,663	65	4	$168	$196	(28)	(14)	10%	12%	(2)
_______________

(a)Restructuring charges incurred for the three months ended December 31, 2021 include $1 million at Realogy Franchise Group, $1 million at Realogy Brokerage Group and $1 million at Corporate and Other. Restructuring charges incurred for the three months ended December 31, 2020 include $5 million at Realogy Franchise Group, $5 million at Realogy Brokerage Group, $1 million at Realogy Title Group and $9 million at Corporate and Other.
(b)Non-cash impairments for the three months ended December 31, 2021 primarily relate to lease asset impairments. Non-cash impairments for the three months ended December 31, 2020 include a goodwill impairment charge of $22 million related to Cartus Relocation Services, an impairment charge of $34 million related to Cartus Relocation Services' trademarks and $16 million of other impairment charges primarily related to lease asset impairments.
(c)Revenues include the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by Realogy Brokerage Group of $100 million and $96 million during the three months ended December 31, 2021 and 2020, respectively, and are eliminated through the Corporate and Other line.
(d)Realogy Title Group (RTG) includes our title, escrow and settlement services (title agency), title insurance underwriter and mortgage origination joint venture businesses. The title agency and title insurance underwriter businesses represented approximately 60% and 40%, respectively, of RTG’s net revenues for the three-month period ended December 31, 2021. Excluding the mortgage origination joint venture from Operating EBITDA, title agency and title insurance underwriter represented approximately 50% and 50%, respectively of Operating EBITDA for the three-months ended December 31, 2021. The year-over-year decline in Operating EBITDA contribution from the mortgage origination joint venture, from no earnings for the three-months ended December 31, 2021 compared to earnings of $31

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    14
million for the three-months ended December 31, 2020, was primarily driven by the impact of gain-on-sale margin compression and a decline in refinance volumes, partially offset by higher purchase volume growth.
(e)The segment numbers noted above do not reflect the impact of intercompany royalties and marketing fees paid by Realogy Brokerage Group to Realogy Franchise Group of $100 million and $96 million during the three months ended December 31, 2021 and 2020, respectively.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    15
Table 5b
REALOGY HOLDINGS CORP.
NON-GAAP RECONCILIATION - OPERATING EBITDA
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(In millions)
Set forth in the tables below is a reconciliation of Net income (loss) attributable to Realogy Holdings to Operating EBITDA for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020
Net income (loss) attributable to Realogy Holdings	$343	$(360)
Income tax expense (benefit)	133	(104)
Income (loss) before income taxes	476	(464)
Add: Depreciation and amortization	204	186
Interest expense, net	190	246
Restructuring costs, net (a)	17	67
Impairments (b)	4	682
Former parent legacy cost, net (c)	1	1
Loss on the early extinguishment of debt (c)	21	8
Gain on the sale of business, net (d)	(11)	—
Operating EBITDA	$902	$726
The following table reflects Revenue, Operating EBITDA and Operating EBITDA margin by reportable segments:

	Revenues (e)		$ Change	% Change	Operating EBITDA		$ Change	% Change	Operating EBITDA Margin		Change
	2021	2020			2021	2020			2021	2020
Realogy Franchise Group	$1,249	$1,059	190	18	$751	$594	157	26	60%	56%	4
Realogy Brokerage Group	6,189	4,742	1,447	31	109	48	61	127	2	1	1
Realogy Title Group (f)	952	736	216	29	200	226	(26)	(12)	21	31	(10)
Corporate and Other	(407)	(316)	(91)	(e)	(158)	(142)	(16)	(11)
Total Company	$7,983	$6,221	1,762	28	$902	$726	176	24	11%	12%	(1)
The following table reflects Realogy Franchise and Brokerage Groups' results before intercompany royalties and marketing fees, as well as on a combined basis to show the Operating EBITDA contribution of these business segments to the overall Operating EBITDA of the Company:

	Revenues		$ Change	% Change	Operating EBITDA		$ Change	% Change	Operating EBITDA Margin		Change
	2021	2020			2021	2020			2021	2020
Realogy Franchise Group (g)	$842	$743	99	13	$344	$278	66	24	41%	37%	4
Realogy Brokerage Group (g)	6,189	4,742	1,447	31	516	364	152	42	8	8	—
Realogy Franchise and Brokerage Groups Combined	$7,031	$5,485	1,546	28	$860	$642	218	34	12%	12%	—
_______________

(a)Restructuring charges incurred for the year ended December 31, 2021 include $5 million at Realogy Franchise Group, $7 million at Realogy Brokerage Group and $5 million at Corporate and Other. Restructuring charges incurred for the year ended December 31, 2020 include $15 million at Realogy Franchise Group, $37 million at Realogy Brokerage Group, $4 million at Realogy Title Group and $11 million at Corporate and Other.
(b)Non-cash impairments for the year ended December 31, 2021 primarily relate to software and lease asset impairments. Non-cash impairments for the year ended December 31, 2020 include:
•a goodwill impairment charge of $413 million related to Realogy Brokerage Group;
•an impairment charge of $30 million related to Realogy Franchise Group's trademarks;
•$133 million of impairment charges during the nine months ended September 30, 2020 (while Cartus Relocation Services was held for sale) to reduce the net assets to the estimated proceeds;
•a goodwill impairment charge of $22 million related to Cartus Relocation Services;
•an impairment charge of $34 million related to Cartus Relocation Services' trademarks; and
•other asset impairments of $50 million primarily related to lease asset impairments.
(c)Former parent legacy items and Loss on the early extinguishment of debt are recorded in Corporate and Other.
(d)Gain on the sale of business, net is primarily recorded in Realogy Brokerage Group.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    16
(e)Revenues include the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by Realogy Brokerage Group of $407 million and $316 million during the year ended December 31, 2021 and 2020, respectively, and are eliminated through the Corporate and Other line.
(f)Realogy Title Group (RTG) includes our title, escrow and settlement services (title agency), title insurance underwriter and mortgage origination joint venture businesses. The title agency and title insurance underwriter businesses represented approximately 60% and 40%, respectively, of RTG’s net revenues for the year ended December 31, 2021. Excluding the mortgage origination joint venture from Operating EBITDA, title agency and title insurance underwriter represented approximately 60% and 40%, respectively, of Operating EBITDA for the year ended December 31, 2021. The year-over-year decline in Operating EBITDA contribution from the mortgage origination joint venture, from $49 million for the year ended December 31, 2021 compared to $126 million for the year ended December 31, 2020, was primarily driven by the impact of mark-to-market adjustments on the mortgage loan pipeline, as well as gain-on-sale margin compression, partially offset by strong purchase volume growth.
(g)The segment numbers noted above do not reflect the impact of intercompany royalties and marketing fees paid by Realogy Brokerage Group to Realogy Franchise Group of $407 million and $316 million during the years ended December 31, 2021 and 2020, respectively.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    17
Table 6a
REALOGY HOLDINGS CORP.
SELECTED 2021 FINANCIAL DATA
(In millions)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2021	2021	2021	2021	2021
Net revenues (a)
Realogy Franchise Group	$254	$347	$342	$306	$1,249
Realogy Brokerage Group	1,171	1,791	1,705	1,522	6,189
Realogy Title Group	201	255	250	246	952
Corporate and Other	(79)	(117)	(111)	(100)	(407)
Total Company	$1,547	$2,276	$2,186	$1,974	$7,983

Operating EBITDA
Realogy Franchise Group	$141	$224	$211	$175	$751
Realogy Brokerage Group	(5)	70	51	(7)	109
Realogy Title Group	61	55	54	30	200
Corporate and Other	(35)	(39)	(43)	(41)	(158)
Total Company	$162	$310	$273	$157	$902

Non-GAAP Reconciliation - Operating EBITDA
Total Company Operating EBITDA	$162	$310	$273	$157	$902

Less: Depreciation and amortization	51	51	50	52	204
Interest expense, net	38	57	52	43	190
Income tax expense	17	60	48	8	133
Restructuring costs, net (b)	5	5	4	3	17
Impairments (c)	1	1	1	1	4
Former parent legacy cost, net (d)	—	1	—	—	1
Loss on the early extinguishment of debt (d)	17	1	3	—	21
(Gain) loss on the sale of business, net (e)	—	(15)	1	3	(11)
Net income attributable to Realogy Holdings	$33	$149	$114	$47	$343
_______________
(a)Transactions between segments are eliminated in consolidation. Revenues for Realogy Franchise Group include intercompany royalties and marketing fees paid by Realogy Brokerage Group of $79 million, $117 million, $111 million and $100 million for the three months ended March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021, respectively. Such amounts are eliminated through Corporate and Other.
(b)Includes restructuring charges broken down by business unit as follows:

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2021	2021	2021	2021	2021
Realogy Franchise Group	$2	$1	$1	$1	$5
Realogy Brokerage Group	2	2	2	1	7
Corporate and Other	1	2	1	1	5
Total Company	$5	$5	$4	$3	$17
(c)Impairments for the three months ended March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021 primarily relate to software and lease asset impairments.
(d)Former parent legacy items and Loss on the early extinguishment of debt are recorded in Corporate and Other.
(e)(Gain) loss on the sale of business, net is primarily recorded in Realogy Brokerage Group.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    18
Table 6b
REALOGY HOLDINGS CORP.
SELECTED 2020 FINANCIAL DATA
(In millions)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2020	2020	2020	2020	2020
Net revenues (a)
Realogy Franchise Group	$220	$227	$314	$298	$1,059
Realogy Brokerage Group	869	933	1,479	1,461	4,742
Realogy Title Group	137	160	213	226	736
Corporate and Other	(58)	(65)	(97)	(96)	(316)
Total Company	$1,168	$1,255	$1,909	$1,889	$6,221

Operating EBITDA
Realogy Franchise Group	$96	$125	$200	$173	$594
Realogy Brokerage Group	(51)	15	61	23	48
Realogy Title Group	12	61	95	58	226
Corporate and Other	(25)	(26)	(43)	(48)	(142)
Total Company	$32	$175	$313	$206	$726

Non-GAAP Reconciliation - Operating EBITDA
Total Company Operating EBITDA	$32	$175	$313	$206	$726

Less: Depreciation and amortization	45	46	43	52	186
Interest expense, net	101	59	48	38	246
Income tax (benefit) expense	(141)	(5)	36	6	(104)
Restructuring costs, net (b)	12	18	17	20	67
Impairments (c)	477	63	70	72	682
Former parent legacy cost, net (d)	—	—	1	—	1
Loss on the early extinguishment of debt (d)	—	8	—	—	8
Net (loss) income attributable to Realogy Holdings	$(462)	$(14)	$98	$18	$(360)
_______________
(a)Transactions between segments are eliminated in consolidation. Revenues for Realogy Franchise Group include intercompany royalties and marketing fees paid by Realogy Brokerage Group of $58 million, $65 million, $97 million and $96 million for the three months ended March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020, respectively. Such amounts are eliminated through Corporate and Other.
(b)Includes restructuring charges broken down by business unit as follows:

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2020	2020	2020	2020	2020
Realogy Franchise Group	$2	$4	$4	$5	$15
Realogy Brokerage Group	9	12	11	5	37
Realogy Title Group	1	2	—	1	4
Corporate and Other	—	—	2	9	11
Total Company	$12	$18	$17	$20	$67
(c)Non-cash impairments include:
•a goodwill impairment charge of $413 million related to Realogy Brokerage Group and an impairment charge of $30 million related to Realogy Franchise Group's trademarks during the three months ended March 31, 2020;
•$30 million, $44 million and $59 million of reserves recorded during the three months ended March 31, 2020, June 30, 2020 and September 30, 2020, respectively, (while Cartus Relocation Services was held for sale) to reduce the net assets to the estimated proceeds which were included in Impairments in connection with the reclassification of Cartus Relocation Services as continuing operations during the fourth quarter of 2020;
•a goodwill impairment charge of $22 million related to Cartus Relocation Services and an impairment charge of $34 million related to Cartus Relocation Services' trademarks during the three months ended December 31, 2020; and
•$4 million, $19 million, $11 million and $16 million of other impairment charges primarily related to lease asset impairments incurred during the three months ended March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020, respectively.
(d)Former parent legacy items and Loss on the early extinguishment of debt are recorded in Corporate and Other.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    19
Table 6c

REALOGY HOLDINGS CORP.
2021 CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2021	2021	2021	2021	2021
Revenues
Gross commission income	$1,154	$1,773	$1,689	$1,502	$6,118
Service revenue	249	314	315	302	1,180
Franchise fees	105	147	139	130	521
Other	39	42	43	40	164
Net revenues	1,547	2,276	2,186	1,974	7,983
Expenses
Commission and other agent-related costs	885	1,373	1,309	1,186	4,753
Operating	384	422	424	439	1,669
Marketing	58	66	69	70	263
General and administrative	90	114	120	117	441
Former parent legacy cost, net	—	1	—	—	1
Restructuring costs, net	5	5	4	3	17
Impairments	1	1	1	1	4
Depreciation and amortization	51	51	50	52	204
Interest expense, net	38	57	52	43	190
Loss on the early extinguishment of debt	17	1	3	—	21
Other (income) expense, net	(2)	(16)	1	2	(15)
Total expenses	1,527	2,075	2,033	1,913	7,548
Income before income taxes, equity in (earnings) losses and noncontrolling interests	20	201	153	61	435
Income tax expense	17	60	48	8	133
Equity in (earnings) losses of unconsolidated entities	(31)	(10)	(11)	4	(48)
Net income	34	151	116	49	350
Less: Net income attributable to noncontrolling interests	(1)	(2)	(2)	(2)	(7)
Net income attributable to Realogy Holdings	$33	$149	$114	$47	$343

Earnings per share attributable to Realogy Holdings shareholders:
Basic earnings per share	$0.28	$1.28	$0.98	$0.40	$2.95
Diluted earnings per share	$0.28	$1.25	$0.95	$0.39	$2.85
Weighted average common and common equivalent shares of Realogy Holdings outstanding:
Basic	115.9	116.5	116.6	116.6	116.4
Diluted	118.4	119.3	120.3	120.4	120.2

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    20
Table 6d

REALOGY HOLDINGS CORP.
2020 CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2020	2020	2020	2020	2020
Revenues
Gross commission income	$850	$919	$1,458	$1,442	$4,669
Service revenue	202	219	281	281	983
Franchise fees	71	85	133	130	419
Other	45	32	37	36	150
Net revenues	1,168	1,255	1,909	1,889	6,221
Expenses
Commission and other agent-related costs	630	685	1,105	1,107	3,527
Operating	368	320	380	405	1,473
Marketing	59	41	55	60	215
General and administrative	88	69	108	147	412
Former parent legacy cost, net	—	—	1	—	1
Restructuring costs, net	12	18	17	20	67
Impairments	477	63	70	72	682
Depreciation and amortization	45	46	43	52	186
Interest expense, net	101	59	48	38	246
Loss on the early extinguishment of debt	—	8	—	—	8
Other expense, net	—	—	—	(5)	(5)
Total expenses	1,780	1,309	1,827	1,896	6,812
(Loss) income before income taxes, equity in earnings and noncontrolling interests	(612)	(54)	82	(7)	(591)
Income tax (benefit) expense	(141)	(5)	36	6	(104)
Equity in earnings of unconsolidated entities	(9)	(36)	(53)	(33)	(131)
Net (loss) income	(462)	(13)	99	20	(356)
Less: Net income attributable to noncontrolling interests	—	(1)	(1)	(2)	(4)
Net (loss) income attributable to Realogy Holdings	$(462)	$(14)	$98	$18	$(360)

(Loss) earnings per share attributable to Realogy Holdings shareholders:
Basic (loss) earnings per share	$(4.03)	$(0.12)	$0.85	$0.16	$(3.13)
Diluted (loss) earnings per share	$(4.03)	$(0.12)	$0.84	$0.15	$(3.13)
Weighted average common and common equivalent shares of Realogy Holdings outstanding:
Basic	114.7	115.4	115.4	115.5	115.2
Diluted	114.7	116.2	116.7	118.2	115.2

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    21
Table 7
REALOGY HOLDINGS CORP.
NON-GAAP RECONCILIATION - FREE CASH FLOW
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(In millions)
A reconciliation of net income (loss) attributable to Realogy Holdings to Free Cash Flow is set forth in the following table:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss) attributable to Realogy Holdings	$47	$18	$343	$(360)
Income tax (benefit) expense, net of payments	(24)	(3)	69	(104)
Interest expense, net	43	38	190	246
Cash interest payments	(67)	(76)	(188)	(209)
Depreciation and amortization	52	52	204	186
Capital expenditures	(30)	(26)	(101)	(95)
Restructuring costs and former parent legacy items, net of payments	(1)	11	(9)	26
Impairments	1	72	4	682
Loss on the early extinguishment of debt	—	—	21	8
Loss (gain) on the sale of business, net	3	—	(11)	—
Working capital adjustments	53	157	19	210
Relocation receivables (assets), net of securitization obligations	18	25	12	(35)
Free Cash Flow	$95	$268	$553	$555
A reconciliation of net cash provided by operating activities to Free Cash Flow is set forth in the following table:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$154	$330	$643	$748
Property and equipment additions	(30)	(26)	(101)	(95)
Net change in securitization	(28)	(37)	12	(99)
Effect of exchange rates on cash and cash equivalents	(1)	1	(1)	1
Free Cash Flow	$95	$268	$553	$555

Net cash used in investing activities	$(79)	$(6)	$(147)	$(90)
Net cash used in financing activities	$(37)	$(199)	$(275)	$(402)

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    22
Table 8a

NON-GAAP RECONCILIATION - SENIOR SECURED LEVERAGE RATIO
FOR THE YEAR ENDED DECEMBER 31, 2021
(In millions)
The senior secured leverage ratio is tested quarterly pursuant to the terms of the senior secured credit facilities*. For the trailing four-quarter period ended December 31, 2021, Realogy Group LLC was required to maintain a senior secured leverage ratio not to exceed 4.75 to 1.00. The senior secured leverage ratio is measured by dividing Realogy Group LLC's total senior secured net debt by the trailing twelve-month EBITDA calculated on a Pro Forma Basis, as those terms are defined in the Senior Secured Credit Agreement. Total senior secured net debt does not include the 7.625% Senior Secured Second Lien Notes, our unsecured indebtedness, including the Unsecured Notes and Exchangeable Senior Notes, or the securitization obligations. EBITDA calculated on a Pro Forma Basis, as defined in the Senior Secured Credit Agreement, includes adjustments to Operating EBITDA for retention and disposition costs, non-cash charges and incremental securitization interest costs, as well as pro forma cost savings for restructuring initiatives, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the twelve-month period. The Company was in compliance with the senior secured leverage ratio covenant at December 31, 2021 with a ratio of negative 0.29 to 1.00.
A reconciliation of net income attributable to Realogy Group to Operating EBITDA and EBITDA calculated on a Pro Forma Basis, as those terms are defined in the Senior Secured Credit Agreement, for the twelve months ended December 31, 2021 is set forth in the following table:

	For the Year Ended December 31, 2021
Net income attributable to Realogy Group (a)	$343
Income tax expense	133
Income before income taxes	476
Depreciation and amortization	204
Interest expense, net	190
Restructuring costs, net	17
Impairments	4
Former parent legacy cost, net	1
Loss on the early extinguishment of debt	21
Gain on the sale of business, net	(11)
Operating EBITDA (b)	902
Bank covenant adjustments:
Pro forma effect of business optimization initiatives (c)	41
Non-cash charges (d)	19
Pro forma effect of acquisitions and new franchisees (e)	8
Incremental securitization interest costs (f)	3
EBITDA as defined by the Senior Secured Credit Agreement*	$973
Total senior secured net debt (g)	$(283)
Senior secured leverage ratio*	(0.29)	x
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(a)Net income attributable to Realogy consists of: (i) income of $33 million for the first quarter of 2021, (ii) income of $149 million for the second quarter of 2021, (iii) income of $114 million for the third quarter of 2021 and (iv) income of $47 million for the fourth quarter of 2021.
(b)Operating EBITDA consists of: (i) $162 million for the first quarter of 2021, (ii) $310 million for the second quarter of 2021, (iii) $273 million for the third quarter of 2021 and (iv) $157 million for the fourth quarter of 2021.
(c)Represents the twelve-month pro forma effect of business optimization initiatives.
(d)Represents the elimination of non-cash expenses including $29 million of stock-based compensation expense less $5 million of other items, $3 million for the change in the allowance for doubtful accounts and notes reserves and $2 million of foreign exchange benefits for the twelve months ended December 31, 2021.
(e)Represents the estimated impact of acquisitions and franchise sales activity, net of brokerages that exited our franchise system as if these changes had occurred on January 1, 2021. Franchisee sales activity is comprised of new franchise agreements as well as growth

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    23
through acquisitions and independent sales agent recruitment by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimates and there can be no assurance that we would have generated the projected levels of Operating EBITDA had we owned the acquired entities or entered into the franchise contracts as of January 1, 2021.
(f)Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended December 31, 2021.
(g)Represents total borrowings under the senior secured credit facilities (including the Revolving Credit Facility) and Term Loan A Facility and borrowings secured by a first priority lien on our assets of $232 million plus $24 million of finance lease obligations less $539 million of readily available cash as of December 31, 2021. Pursuant to the terms of our senior secured credit facilities, total senior secured net debt does not include our securitization obligations, 7.625% Senior Secured Second Lien Notes or unsecured indebtedness, including the Unsecured Notes and Exchangeable Senior Notes.

* Our senior secured credit facilities include the facilities under our Amended and Restated Credit Agreement dated as of March 5, 2013, as amended from time to time (the "Senior Secured Credit Agreement"), and the Term Loan A Agreement dated as of October 23, 2015 (the "Term Loan A Agreement"), as amended from time to time. Our Unsecured Notes include our 4.875% Senior Notes due 2023, 9.375% Senior Notes due 2027 (redeemed in full in February 2022) and 5.75% Senior Notes due 2029. Exchangeable Senior Notes refers to our 0.25% Exchangeable Senior Notes due 2026. 7.625% Senior Secured Second Lien Notes refers to our 7.625% Senior Secured Second Lien Notes due 2025 (redeemed in full in February 2022).

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    24
Table 8b

NET DEBT LEVERAGE RATIO
FOR THE YEAR ENDED DECEMBER 31, 2021
(In millions)
Net corporate debt (excluding securitizations) divided by EBITDA calculated on a Pro Forma Basis, as those terms are defined in the senior secured credit facilities, for the year ended December 31, 2021 (referred to as net debt leverage ratio) is set forth in the following table:

	As of December 31, 2021
Revolving Credit Facility	—
Term Loan A Facility	232
7.625% Senior Secured Second Lien Notes	550
4.875% Senior Notes	407
9.375% Senior Notes	550
5.75% Senior Notes	900
0.25% Exchangeable Senior Notes	403
Finance lease obligations	24
Corporate Debt (excluding securitizations)	3,066
Less: Cash and cash equivalents	735
Net Corporate Debt (excluding securitizations)	$2,331

EBITDA as defined by the Senior Secured Credit Agreement (a)	$973

Net Debt Leverage Ratio	2.4	x
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(a)See Table 8a for a reconciliation of Net income attributable to Realogy Group to EBITDA as defined by the Senior Secured Credit Agreement.

Realogy Reports Financial Results for Fourth Quarter and Full Year 2021                    25

Table 9
Non-GAAP Definitions
Adjusted net income (loss) is defined by us as net income (loss) before mark-to-market interest rate swap adjustments, former parent legacy items, restructuring charges, the (gain) loss on the early extinguishment of debt, impairments, the tax effect of the foregoing adjustments. The gross amounts for these items as well as the adjustment for income taxes are presented.
Operating EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations), income taxes, and other items that are not core to the operating activities of the Company such as restructuring charges, former parent legacy items, gains or losses on the early extinguishment of debt, impairments, gains or losses on discontinued operations and gains or losses on the sale of investments or other assets. Operating EBITDA is our primary non-GAAP measure.
We present Operating EBITDA because we believe it is useful as a supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our results of operations. Our management, including our chief operating decision maker, uses Operating EBITDA as a factor in evaluating the performance of our business. Operating EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe Operating EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, as well as other items that are not core to the operating activities of the Company such as restructuring charges, gains or losses on the early extinguishment of debt, former parent legacy items, impairments, gains or losses on discontinued operations and gains or losses on the sale of investments or other assets, which may vary for different companies for reasons unrelated to operating performance. We further believe that Operating EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Operating EBITDA measure when reporting their results.
Operating EBITDA has limitations as an analytical tool, and you should not consider Operating EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:
•this measure does not reflect changes in, or cash required for, our working capital needs;
•this measure does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;
•this measure does not reflect our income tax expense or the cash requirements to pay our taxes;
•this measure does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and this measure does not reflect any cash requirements for such replacements; and
•other companies may calculate this measure differently so they may not be comparable.
Free Cash Flow is defined as net income (loss) attributable to Realogy before income tax expense (benefit), net of payments, interest expense, net, cash interest payments, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, impairments, (gain) loss on the early extinguishment of debt, working capital adjustments and relocation receivables (assets), net of change in securitization obligations. We use Free Cash Flow in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources, as well as measuring the Company's ability to generate cash. Since Free Cash Flow can be viewed as both a performance measure and a cash flow measure, the Company has provided a reconciliation to both net income attributable to Realogy Holdings and net cash provided by operating activities. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Free Cash Flow may differ from similarly titled measures presented by other companies.